EXHIBIT 4.6

INTERCREDITOR AGREEMENT

This Intercreditor Agreement is dated as of April 15, 2003 and entered into by and among DEUTSCHE BANK TRUST COMPANY AMERICAS, as the initial Senior Agent hereunder (together with its successors and assigns in such capacity, the “Senior Agent”), HSBC BANK USA, as trustee under the Indenture referred to below (in such capacity and together with any successors, the “Trustee”), and DAN RIVER INC., a Georgia corporation (the “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower proposes to enter into that certain Credit Agreement, dated as of April 15, 2003 (as such agreement may be amended, amended and restated, supplemented, renewed or otherwise modified from time to time at the option of the parties thereto and any other debt facilities pursuant to which any of the indebtedness, commitments, obligations, costs, expenses, fees, reimbursements, indemnities or other obligations payable or owing thereunder may be refinanced, restructured, renewed, extended, increased, refunded or replaced as any such other agreements may from time to time at the option of the parties thereto be amended, amended and restated, supplemented, renewed or otherwise modified, the “Senior Credit Agreement”), by and among the Borrower, each of the lenders from time to time party thereto, the Senior Agent, as contractual representative for the lenders thereunder, and Fleet Capital Corporation, as syndication agent, and Wachovia Bank, National Association, as documentation agent; and

WHEREAS, the Borrower and the Trustee propose to enter into an Indenture, dated April 15, 2003 (as such Indenture may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”) governing the rights and duties of the Borrower under its 12 3/4% Senior Notes due 2009 (together with any registered exchange notes issued in exchange therefor and any additional notes issued under the Indenture from time to time, the “Senior Notes”); and

WHEREAS, it is a condition precedent to the effectiveness of the Senior Credit Agreement that the Senior Agent (for itself and for the benefit of the Senior Lenders), the Trustee (for itself and for the benefit of the Noteholders) and the Borrower enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural form of the terms indicated) and capitalized terms defined in the

Senior Credit Agreement used (but not otherwise defined) herein shall have the meanings ascribed to them in the Senior Credit Agreement:

“Agreement” shall mean this Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Code” shall mean title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time and any successor statute.

“Business Day” shall mean any day other than Saturday, Sunday and a day that is a legal holiday under the laws of the State of New York or on which banking institutions in the State of New York are required or authorized by law or other governmental action to close.

“Common Collateral” shall mean all of the assets of the Borrower or any Qualified Subsidiary, whether real, personal or mixed, which is both Senior Lender Collateral and Noteholder Collateral.

“Comparable Noteholder Collateral Document” shall mean, in relation to any Common Collateral subject to any Senior Lender Collateral Document, that Noteholder Collateral Document which creates a security interest in the same Common Collateral, granted by the Borrower or any Qualified Subsidiary.

“Deposit Agreement” shall mean the Deposit Agreement, dated as of April 15, 2003, by and among the Borrower, the Trustee and First American Title Insurance Company, substantially in the form of Exhibit A hereto, as the same may be amended, amended and restated, renewed, extended, supplemental or otherwise modified from time to time.

“DIP Financing” shall have the meaning set forth in Section 6.1 hereof.

“Discharge of Senior Lender Claims” shall mean, except to the extent otherwise provided in Section 5.6, payment in full of the principal of, interest and premium, if any, on all Indebtedness outstanding under the Senior Credit Agreement and any other Future First-Lien Credit Facility or, with respect to Hedging Obligations or letters of credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Senior Credit Agreement or such First-Lien Credit Facility, as applicable, in each case after or concurrently with termination of all commitments to extend credit thereunder, and payment in full of any other Senior Lender Claims that are due and payable at or prior to the time such principal and interest are paid.

“Future First-Lien Credit Facility” shall mean any and all Credit Facilities (as defined in the Indenture).

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risks, (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks and (e) any other similar agreement designed to protect against risks, including credit risks.

“Indebtedness” of any Person shall mean (in each case, whether such obligation is with full or limited recourse) (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business but only if and so long as the same is payable on customary trade terms, (d) any obligation of such Person as lessee under a capital lease, (e) any Mandatorily Redeemable Obligation of such Person owned by any Person other than such Person or a Subsidiary of such Person (the amount of such Mandatorily Redeemable Obligation to be determined for this purpose as the higher of the liquidation preference of and the amount payable upon redemption of such Mandatorily Redeemable Obligation), (f) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (g) any obligation of such Person (whether or not contingent) to any other Person in respect of a letter of credit or other guaranty issued by such other Person, (h) any derivative contract or similar obligation obligating such Person to make payments, whether periodically or upon the happening of a contingency, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof, (i) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person and (j) any Indebtedness of others guaranteed by such Person.

“Indenture” shall have the meaning set forth in the recitals hereto.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any similar law or regulation with respect to the Borrower or any of its Subsidiaries, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or any of its Subsidiaries or with respect to any of their respective assets, (c) any liquidation, dissolution, reorganization, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any of its Subsidiaries, in each case, whether voluntary or involuntary and, in each case, whether or not involving insolvency or bankruptcy, (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Borrower or any of its Subsidiaries or (e) any proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any of its Subsidiaries are determined and any distribution is or may be made on account of such claims.

“Junior Lien Effective Date” shall have the meaning set forth in Section 2.1 hereof.

“Lien” shall mean (a) any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing or other preferential arrangement of any other kind and shall include the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement and (b) in addition, in the case of any investment property, any contract or other arrangement, express or implied, under which any Person has the right to control such investment property.

“Noteholder Claims” shall mean (a) all Indebtedness outstanding under one or more of the Noteholder Documents and (b) all other obligations not constituting Indebtedness of the Borrower under the Noteholder Documents. Noteholder Claims shall include all interest accrued or accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the Indenture whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding To the extent any payment with respect to the Noteholder Claims (whether by or on behalf of the Borrower or any Subsidiary, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Noteholder Collateral” shall mean the PP&E Collateral, but only to the extent that the Senior Agent also has a valid, enforceable and perfected first priority Lien upon such PP&E Collateral to the extent any such Lien is required to have been granted or otherwise be in existence pursuant to the Senior Lender Documents.

“Noteholder Collateral Documents” shall mean the Noteholder Security Agreement, the Noteholder Mortgages, the Deposit Agreement and any financing statement, fixture filing or other document or instrument executed and delivered pursuant to any Noteholder Document at any time or otherwise pursuant to which a Lien will be granted or be purported to be granted by the Borrower or any Qualified Subsidiary to secure the Noteholder Claims or under which rights or remedies with respect to any such Lien are or will be governed, as the same may be amended, renewed, extended, supplemented or modified from time to time.

“Noteholder Documents” shall mean the Indenture, the Senior Notes, any guarantees thereof, the Noteholder Collateral Documents, any document or instrument evidencing and any other related document or instrument executed and delivered pursuant to any Noteholder Document at any time or otherwise evidencing any Noteholder Claims, as the same may be amended, amended and restated, renewed, extended, supplemented or otherwise modified from time to time.

“Noteholder Mortgages” shall mean a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned or leased by the Borrower or any Subsidiary is granted or purported to be granted to secure the Noteholder Claims or under which rights or remedies with respect to any such Liens are governed, as the same may be amended, amended and restated, renewed, extended, supplemented or otherwise modified from time to time.

“Noteholder Security Agreement” shall mean the Security Agreement, dated as of April 15, 2003, between the Borrower, any Qualified Subsidiary party thereto and the Trustee, as the same may be amended, amended and restated, renewed, extended, supplemented or otherwise modified from time to time.

“Noteholders” shall mean the Persons holding Noteholder Claims.

“Obligations” shall mean any principal, interest, penalties, fees, taxes, costs, expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including any obligation to post cash collateral in respect of letters of credit and any other obligations), or any obligation for cash management services or Hedging Obligations, in each case, whether or not a claim in respect thereof has been asserted.

“Person” shall mean any person, individual, sole proprietorship, partnership, joint venture, corporation, unincorporated organization, association, institution, entity or other party, including, without limitation, any government and any political subdivision, agency or instrumentality thereof.

“PP&E Collateral” shall mean the assets listed on Schedule 1 hereto.

“Recovery” shall have the meaning set forth in Section 6.5 hereof.

“Required Lenders” shall mean, with respect to any amendment, supplement or other modification of the Senior Credit Agreement, or any termination or waiver of any provision of the Senior Credit Agreement, or any consent or departure by the Borrower therefrom, those Senior Lenders, the approval of which is required to approve such amendment, supplement, modification, termination, waiver, consent or departure.

“Senior Agent” shall include, in addition to the Senior Agent referred to in the recitals hereto, the then acting agent for the Senior Lenders (or if there is more than one agent, a majority of them) under the Senior Lender Documents and any successor thereto exercising substantially the same rights and powers, or if there is no acting Senior Agent under the Senior Credit Agreement, the Required Lenders.

“Senior Credit Agreement” shall have the meaning set forth in the recitals hereto; provided that if at any time a Discharge of Senior Lender Claims occurs with respect to the Senior Credit Agreement referenced in the recitals hereto (without giving effect to Section 5.6), then, to the extent provided in Section 5.6, the term “Senior Credit Agreement” shall mean any Future First-Lien Credit Facility designated by the Borrower in accordance with the terms of such section.

“Senior Lender Cash Management Obligations” means all Obligations (as defined in the Senior Credit Agreement or any Future First-Lien Credit Facility) of the Borrower or any of its Subsidiaries in respect of cash management services.

“Senior Lender Claims” shall mean (a) all Indebtedness outstanding under one or more of the Senior Lender Documents, including any Future First-Lien Credit Facilities and (b) all other Obligations not constituting Indebtedness of the Borrower under the Senior Lender Documents or any such other Future First-Lien Credit Facility, including, without limitation, all Senior Lender Hedging Obligations and Senior Lender Cash Management Obligations. Senior Lender Claims shall include all interest accrued or accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the Senior Credit Agreement whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding. To the extent any payment with respect to the Senior Lender Claims (whether by or on behalf of the Borrower or any Subsidiary, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Senior Lender Collateral” shall mean all of the assets of the Borrower, whether real, personal or mixed, in which the Senior Lenders or the Senior Agent or any of them now or hereafter holds a Lien as security for any Senior Lender Claim.

“Senior Lender Collateral Documents” shall mean the Security Agreement, the Mortgages, the Pledge Agreements, any financing statement or fixture filing and any other Credit Document or other document or instrument pursuant to which a Lien is granted or be purported to be granted securing the Senior Lender Claims, as the same may be amended, amended and restated, renewed, extended, supplemented or otherwise modified from time to time.

“Senior Lender Documents” shall mean the Senior Credit Agreement, any guarantees thereof, the Senior Lender Collateral Documents and each of the other Credit Documents (including, without limitation, each document or instrument evidencing a Senior Lender Hedging Obligation or Senior Lender Cash Management

Obligation), all documents and instruments evidencing any other obligation under the Senior Credit Agreement or any Future First-Lien Credit Facility and any other related document or instrument executed or delivered pursuant to any Senior Lender Document at any time or otherwise evidencing any Senior Lender Claims, as any such document or instrument may from time to time be amended, amended and restated, renewed, restated, supplemented or otherwise modified.

“Senior Lender Hedging Obligations” shall mean Obligations (as defined in the Senior Credit Agreement or any Future First-Lien Credit Facility) constituting Hedging Obligations of the Borrower or any of its Subsidiaries.

“Senior Lenders” shall mean the Persons holding Senior Lender Claims, including, without limitation, the Senior Agent.

“Senior Notes” shall have the meaning set forth in the recitals hereto.

“Term Loan Indebtedness” shall have the meaning ascribed thereto in the Indenture, as in effect on the date hereof.

“Trustee” shall have the meaning set forth in the recitals hereto.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code of the State of New York, as amended; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non perfection of the Liens to be granted pursuant to any Noteholder Collateral Document or any Senior Lender Collateral Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from tune to time in such other jurisdiction for purposes of the provisions of this Agreement.

Section 2. Liens and Priorities.

2.1 Creation; Perfection; etc. Notwithstanding anything to the contrary in the Noteholder Documents or the Senior Lender Documents or otherwise, the Trustee, for itself and on behalf of each Noteholder, agrees that (a) until the repayment in full of all Term Loan Indebtedness (other than through a refinancing with Term Loan Indebtedness in whole or in part) (the “Junior Lien Effective Date”) (i) any Liens on the Noteholder Collateral purported to be created by the Noteholder Collateral Documents and all other provisions of the Noteholder Collateral Documents shall be ineffective and unenforceable and the Senior Notes and the Noteholder Claims shall be unsecured and (ii) it will not file or record any document or instrument (including, without limitation, the Noteholder Security Agreement, any Noteholder Mortgage or any financing statement or fixture filing) or take any other action (or cause or permit any other Person to do so) to perfect or otherwise evidence of record the Lien in the Common Collateral purported to be created by the Noteholder Collateral Documents and any such filing, recording or other action shall be null and void and (b) at no time prior to the Discharge of Senior Lender Claims will the Senior Notes or the Noteholder Claims be secured by any assets of the Borrower or its Subsidiaries other than Noteholder Collateral. The Trustee, for itself and on behalf of each Noteholder, acknowledges and agrees that (i) the PP&E Collateral are the only assets of the Borrower or its Subsidiaries that are or may be subject to a Lien in favor of the Trustee or the Noteholders, (ii) no other Lien in favor of the Trustee or the Noteholders on any other assets of the Borrower or its Subsidiaries may exist at any time and (iii) any other such Lien that exists, may exist or purports to exist is hereby waived, released and nullified. The parties hereto agree that, from the date hereof and until the Junior Lien Effective Date, all of the Noteholder Collateral Documents will be held in escrow by an agent reasonably satisfactory to the Senior Agent and the Trustee pursuant to the Deposit Agreement.

2.2 Subordination. Notwithstanding (a) anything to the contrary in the Noteholder Documents or the Senior Lender Documents, (b) the date, manner or order of grant, attachment or perfection of any Liens granted to the Trustee or the Noteholders on the Common Collateral or of any Liens granted to the Senior Agent or the Senior Lenders on the Common Collateral, (c) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Common Collateral, (d) the time of taking of possession of any Common Collateral, (e) any provision of the UCC, or any other applicable law governing relative priorities of secured creditors, (f) that any Lien granted to the Senior Agent or the Senior Lenders may not have been perfected, (g) that any Lien granted to the Senior Agent or the Senior Lenders may be or have become subordinated, by equitable subordination or otherwise, to any other Lien or (h) any other circumstance whatsoever, whether similar or dissimilar to any of the foregoing, the Trustee, on behalf of itself and the Noteholders, hereby agrees that: (x) any Lien on the Common Collateral securing the Senior Lender Claims now or hereafter held by the Senior Agent or the Senior Lenders shall be senior and prior to any Lien on the Common Collateral now or hereafter securing the Noteholder Claims and (y) any Lien on the Common Collateral now or hereafter held by the Trustee or the Noteholders regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral now or hereafter securing the Senior Lender Claims. All Liens on the Common Collateral now or hereafter securing the Senior Lender Claims shall be and remain senior to all Liens on the Common Collateral now or hereafter securing the Noteholder Claims for all purposes, whether or not such Liens securing the Senior Lender Claims are subordinated to any Lien securing any other obligation of the Borrower or any Guarantor. The Trustee, on behalf of itself and the Noteholders, further agrees that such agreements as to the ranking of the respective Liens are enforceable by the Senior Agent, for the benefit of the holders of Senior Lender Claims secured thereby and will remain enforceable by the Senior Agent, for the benefit of the holders of Senior Lender Claims until the Discharge of Senior Lender Claims.

2.3 Prohibition on Contesting Liens. The Trustee, for itself and on behalf of each Noteholder, and the Senior Agent, for itself and on behalf of each Senior Lender, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including, without limitation, any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of a Lien held by the Senior Lenders in the Senior Lender Collateral or by the Noteholders in the Common Collateral, as the case may be.

2.4 No New Liens. So long as the Discharge of Senior Lender Claims has not occurred, (a) the parties hereto agree that, after the date hereof, if the Trustee shall hold any Lien on any assets of the Borrower or any of its Subsidiaries securing the Noteholder Claims that are not also subject to the first-priority Lien of the Senior Agent under the Senior Lender Documents, the Trustee, upon demand by the Senior Agent, will either release such Lien or assign it to the Senior Agent as security for the Senior Lender Claims (subject, in the case of any such assets that would be Common Collateral, to a junior and subordinate Lien in favor of the Trustee governed hereby), and (b) the Borrower agrees not to grant any Lien on any of its assets, or permit any Subsidiary of the Borrower to grant a Lien on any of its assets, in favor of the Trustee or the Noteholders unless it, or such Subsidiary, has granted a prior Lien on such assets in favor of the Senior Agent or the Senior Lenders.

Section 3. Enforcement.

3.1 Exercise of Remedies.

(a) So long as the Discharge of Senior Lender Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any of its Subsidiaries, the Trustee and the Noteholders will not, and will not authorize, direct or permit any Person acting on their behalf to, exercise or seek to exercise any rights or remedies (including setoff) with respect to any Common Collateral or take any action to enforce, collect or realize upon any Common Collateral, or institute any action or proceeding with respect to such rights or remedies, including, without limitation, (i) exercise any right to take possession of or control over any Common Collateral or otherwise take possession or control of any Common Collateral, (ii) exercise any collection rights in respect of any Common Collateral or retain any proceeds of accounts and other obligations receivable paid to it directly by any account debtor, (iii) exercise any right of setoff against any property subject to any Lien in favor of the Senior Agent or the Senior Lenders, (iv) foreclose upon any Common Collateral or take or accept any transfer of title in lieu of foreclosure upon any Common Collateral, (v) enforce any claim to the proceeds of insurance upon any Common Collateral (vi) deliver any notice, claim or demand relating to the Common Collateral to any Person (including any securities intermediary, depositary bank or landlord) in the possession or control of any Common Collateral or acting as bailee, custodian or agent for any holder of a Lien in favor of the Senior Agent or the Senior Lenders in respect of any Common Collateral, (vii) otherwise enforce any remedy available upon default for the enforcement of any Lien upon the Common Collateral, (viii) deliver any notice or commence any proceeding for any of the foregoing purposes, (ix) exercise any right under any Noteholder Collateral Document that conflicts with any right of the Senior Agent or any Senior Lender under the Senior Lender Documents or which is also a right of the Senior Agent or any Senior Lender under any Senior Lender Document or (x) seek relief in any Insolvency or Liquidation Proceeding permitting it to do any of the foregoing.

(b) So long as the Discharge of Senior Lender Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any of its Subsidiaries, the Senior Agent and the Senior Lenders shall have the exclusive right to enforce rights, exercise remedies (including, without limitation, setoff and the right to credit bid their debt) and make determinations regarding release, disposition, or restrictions with respect to the Common Collateral without any consultation with or consent of the Trustee or any Noteholder. In exercising rights and remedies with respect to the Common Collateral, the Senior Agent and the Senior Lenders may enforce the provisions of the Senior Lender Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include, without limitation, the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction and of a secured creditor under bankruptcy or similar laws of any applicable jurisdiction.

(c) The Trustee, on behalf of itself and the Noteholders, agrees that it will not take or receive any Common Collateral or any proceeds of Common Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Common Collateral, unless and until the Discharge of Senior Lender Claims has occurred. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Lender Claims has occurred, the sole right of the Trustee and the Noteholders with respect to the Common Collateral is to hold a Lien on the Common Collateral pursuant to the Noteholder Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of the Senior Lender Claims has occurred.

(d) (i) the Trustee, for itself or on behalf of the Noteholders, agrees that the Trustee and the Noteholders will not take any action (in any Insolvency or Liquidation Proceeding or otherwise) that would hinder any exercise of remedies undertaken by the Senior Agent under the Senior Loan Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral, whether by foreclosure or otherwise, and (ii) the Trustee, for itself and on behalf of the Noteholders, hereby waives any and all rights it or the Noteholders may have as a junior lien creditor or otherwise to object to the manner in which the Senior Agent or the Senior Lenders seek to enforce or collect the Senior Lender Claims or the Liens granted in any of the Senior Lender Collateral.

3.2 Cooperation. The Trustee, on behalf of itself and the Noteholders, agrees that, unless and until the Discharge of Senior Lender Claims has occurred, it will not commence, or join with any Person (other than the Senior Lenders and the Senior Agent upon the request thereof) in commencing any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it under any of the Noteholder Documents or otherwise.

3.3 Commencement of Insolvency or Liquidation Proceedings. Subject to Section 3.1(b) and Section 6, until the Discharge of Senior Lender Claims, neither the Trustee nor the Noteholders will (i) request judicial relief, in an Insolvency or Liquidation Proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the Senior Agent or the Senior Lenders with respect to the Senior Lender Collateral or that would invalidate any Senior Lender Collateral Document or this Agreement, (ii) oppose or otherwise contest any lawful exercise by the Senior Agent or any Senior Lender of the right to credit bid Indebtedness under the Senior Credit Agreement at any sale in foreclosure or (iii) oppose or otherwise contest any other request for judicial relief made in any court by the Senior Agent or any Senior Lender relating to the lawful enforcement of any Lien.

Section 4. Payments.

4.1 Application of Proceeds. As long as the Discharge of Senior Lender Claims has not occurred, the cash proceeds of Common Collateral received in connection with the sale of, or collection on, such Common Collateral upon the exercise of remedies shall be applied by the Senior Agent to the Senior Lender Claims in such order as specified in the Senior Credit Agreement until Discharge of Senior Lender Claims has occurred. Upon Discharge of the Senior Lender Claims, the Senior Agent shall deliver to the Trustee any proceeds of Common Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

4.2 Payments Over. Any Common Collateral or proceeds thereof received by the Trustee or any Noteholder in connection with the exercise of any right or remedy (including setoff) relating to the Common Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Senior Agent for the benefit of the Senior Lenders in the same form as received, with any necessary endorsements. The Senior Agent is hereby authorized to make any such endorsements as agent for the Trustee or any such Noteholder. This authorization is coupled with an interest and is irrevocable.

Section 5. Other Agreements.

5.1 Releases.

(a) If in connection with:

(i) the exercise of the Senior Agent’s remedies in respect of the Common Collateral provided for in Section 3.1, including any sale, lease, exchange, transfer or other disposition of such Common Collateral;

(ii) any sale, lease, exchange, transfer or other disposition of Common Collateral permitted under the terms of the Senior Credit Agreement (whether or not an event of default under, and as defined therein, has occurred and is continuing) and permitted or not prohibited under Section 4.10 of the Indenture (Asset Sales); or

(iii) any agreement between the Senior Agent and the Borrower to release the Senior Agent’s Lien on any portion of the Common Collateral, which release is not otherwise prohibited by the terms of the Noteholder Documents;

the Senior Agent, for itself or on behalf of any of the Senior Lenders, releases any of its Liens on any part of the Common Collateral, the Liens, if any, of the Trustee, for itself or for the benefit of the Noteholders, on such Common Collateral shall be automatically, unconditionally and simultaneously released and the Trustee, for itself or on behalf of any such Noteholder, promptly shall execute and deliver to the Senior Agent or the Borrower such termination statements, releases and other documents as the Senior Agent or the Borrower may reasonably request to effectively confirm such release.

(b) The Trustee, for itself and on behalf of the Noteholders, hereby irrevocably constitutes and appoints the Senior Agent and any officer or agent of the Senior Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Trustee or such holder or in the Senior Agent’s own name, from time to time in the Senior Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute and file or record any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 5.1, including, without limitation, any financing statements, endorsements or other instruments or transfer or release.

5.2 Insurance. Unless and until the Discharge of Senior Lender Claims has occurred, the Senior Agent and the Senior Lenders shall have the sole and exclusive right, subject to the rights of the Borrower under the Senior Lender Documents, to adjust settlement for any insurance policy covering the Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral. Unless and until the Discharge of Senior Lender Claims has occurred, all proceeds of any such policy and any such award if in respect of the Common Collateral shall be paid as provided under the Senior Credit Agreement and after the Discharge of Senior Lender Claims to the Trustee for the benefit of the Noteholders to the extent required under the applicable Noteholder Documents and then to the owner of the subject property or as a court of competent jurisdiction may otherwise direct. If the Trustee or any Noteholder shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Senior Agent in accordance with the terms of Section 4.2.

5.3 Amendments to Noteholder Collateral Documents.

(a) Without the prior written consent of the Senior Agent, no existing Noteholder Collateral Document may be amended, supplemented or otherwise modified and no additional Noteholder Collateral Document may be entered into; provided that if and to the extent such amendment, supplement, modification or additional Noteholder Collateral Document would adversely affect the rights of the Senior Lenders, the prior written consent of the Required Lenders shall also be required. The Trustee agrees that the Indenture and each Noteholder Collateral Document shall include language substantially to the following effect:

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Trustee pursuant to this Agreement and the exercise of any right or remedy by the Trustee hereunder are subject to the provisions of the Intercreditor Agreement, dated as of April 15, 2003 (the “Intercreditor Agreement”), by and among Deutsche Bank Trust Company Americas, as the initial Senior Agent thereunder, the Trustee and Dan River Inc. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.”

In addition, the Trustee agrees that each Noteholder Mortgage covering any Common Collateral shall contain such other language as the Senior Agent may reasonably request to reflect the subordination of such Noteholder Mortgage to the Mortgage covering such Common Collateral.

(b) In the event the Senior Agent or the Senior Lenders enter into any amendment, waiver or consent in respect of any of the Senior Lender Collateral Documents as provided in the Senior Credit Agreement for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Lender Collateral Document or changing in any manner the rights of the Senior Agent, the Senior Lenders or the Borrower thereunder (all of which may be done without the consent of the Trustee or any Noteholder), then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Noteholder Collateral Document without the consent of the Trustee or the Noteholders and without any action by the Trustee or the Borrower; provided, however, that no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of the Noteholder Collateral Documents, except to the extent that a release of such Lien is permitted by Section 5.1. Notice of such amendment, waiver or consent shall be given to the Trustee by the Borrower as promptly as reasonably practicable; provided, however, that the failure to provide such notice shall in no way limit the effectiveness of this Section 5.3(b).

5.4 Rights As Unsecured Creditors. Except as set forth in Section 3.3, the Trustee and the Noteholders may exercise rights and remedies as an unsecured creditor against the Borrower and its Subsidiaries in accordance with the terms of the Noteholder Documents and applicable law. Nothing in this Agreement shall prohibit the receipt by the Trustee or any Noteholders of the required payments of interest and principal so long as such receipt is not the direct or indirect result of the exercise by the Trustee or any Noteholder of rights or remedies as a secured creditor or enforcement of any Lien held by any of them in contravention of this Agreement. In the event the Trustee or any Noteholder becomes a judgment lien creditor in respect of Common

Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens securing Senior Lender Claims on the same basis as the other Liens securing the Noteholder Claims are so subordinated to such Senior Lender Claims under this Agreement. Nothing in this Agreement modifies any rights or remedies the Senior Agent or the Senior Lenders may have with respect to the Senior Lender Collateral.

5.5 No Fiduciary Relationship. The Senior Agent shall not have by reason of the Noteholder Security Agreement or this Agreement or any other document a fiduciary relationship in respect of the Trustee or any Noteholder.

5.6 When Discharge of Senior Lender Claims Deemed to Not Have Occurred. If at any time after the Discharge of Senior Lender Claims has occurred the Borrower enters into any Future First-Lien Credit Facility, then such Discharge of Senior Lender Claims shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Lender Claims), and such Future First-Lien Credit Facility shall automatically be treated as the Senior Credit Agreement for all purposes of this Agreement, including without limitation for purposes of the Lien priorities and rights in respect of Collateral set forth herein.

5.7 Notice. The Senior Agent will endeavor to give the Trustee notice of the occurrence of the Discharge of Senior Lender Claims; provided that no failure by the Senior Agent to give such notice will affect the rights and obligations of the parties hereunder or otherwise affect the validity or enforceability of this Agreement or any provision hereof.

5.8 Access to Senior Lender Collateral. The Trustee, for itself and on behalf of the Noteholders, hereby grants to the Senior Agent a non-exclusive license and unconditional right with respect to the Noteholder Collateral, exercisable from time to time by the Senior Agent at its option: (a) to enter the real property of the Borrower constituting Noteholder Collateral during normal business hours in order to inspect, remove or take any action with respect to the Senior Lender Collateral or to enforce the Senior Agent’s rights with respect thereto, including, but not limited to, the examination and removal of Senior Lender Collateral and the examination and duplication of the books and records of the Borrower related to the Senior Lender Collateral or to otherwise handle, deal with or dispose of any of the Senior Lender Collateral, including, without limitation, the right to conduct one or more public or private sales or auctions thereon; and (b) to use any of the equipment consisting of computers or other data processing equipment related to the storage or processing of records, documents or files pertaining to the Senior Lender Collateral and to use any other equipment to handle, deal with or dispose of any of the Senior Lender Collateral pursuant to the Senior Agent’s rights as set forth in the Senior Lender Documents, the UCC of any applicable jurisdiction and other applicable law; provided, however, that in the case of each of clauses (a) and (b) in this Section 5.8 in the event that such right of access is for the purpose of removing or realizing on the Senior Lender Collateral (including, without limitation, processing and converting raw materials (including work-in-process) into finished goods), at any time after the Discharge of Senior Lender Claims (i) the Senior Agent shall give the Trustee reasonable prior written notice under the circumstances as determined by the Senior Agent in good faith and (ii) the Senior Lenders shall indemnify the Trustee and the Noteholders from all damage to the Noteholder Collateral caused by the Senior Agent or the Senior Lenders during such removal, realization or utilization, normal wear and tear excepted, and agree to pay to the Trustee all incremental access costs incurred on account of any increased insurance costs which the Noteholders are required to pay as a result of such utilization incurred by the Trustee or the Noteholders as a result of such access. The license and rights granted to the Senior Agent under this Section 5.8 shall be irrevocable and shall continue without charge, except as otherwise provided in this Section 5.8 The Senior Agent shall not have any responsibility or liability for acts or omissions arising in connection with the Senior Agent’s use or occupancy of the real property or equipment, except as otherwise provided in this Section 5.8.

5.9 Common Collateral Proceeds. To the extent that the Borrower is required pursuant to the terms of the Senior Lender Documents to deposit cash proceeds of the PP&E Collateral with the Senior Agent, the Senior Agent will hold such proceeds in a segregated account for the benefit of the Senior Agent and the Trustee in their respective capacities, subject at all times to the provisions of this Agreement; provided that the Senior Agent may at any time and from time to time release or apply such proceeds in accordance with the terms of the Credit Documents. To the extent after the Discharge of Senior Lender Claims the Senior Agent is holding any cash proceeds which constitutes Noteholder Collateral (as certified to the Senior Agent by the Trustee in writing), the Senior Agent will remit such proceeds to the Trustee (or as otherwise directed by a court of competent jurisdiction) and the Borrower and any Qualified Subsidiary party hereto agree that the Senior Agent may do so. If at any time Senior Lender Claims are created or established the Trustee holds any cash proceeds of Collateral, such cash proceeds of Collateral held by the Trustee shall be remitted to the Senior Agent (or as otherwise directed by a court of competent jurisdiction) to be held by the Senior Agent in a segregated account established in accordance with the provisions of the first sentence of this Section 5.9, and the Borrower and any Qualified Subsidiary party hereto agree that the Trustee may do so.

Section 6. Insolvency or Liquidation Proceedings.

6.1 Financing Issues. If the Borrower shall be subject to any Insolvency or Liquidation Proceeding and the Senior Agent shall desire to permit the use of cash collateral or to permit the Borrower to obtain financing under section 363 or section 364 of the Bankruptcy Code (“DIP Financing”), then the Trustee, on behalf of itself and the Noteholders, agrees that it will raise no objection to such use or DIP Financing and will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing the Senior Lender Claims are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Common Collateral to such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Noteholder Claims are so subordinated to Senior Lender Claims under this Agreement.

6.2 Relief from the Automatic Stay. Until the Discharge of Senior Lender Claims has occurred, the Trustee, on behalf of itself and the Noteholders, agrees that none of them shall (a) seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral, (b) oppose or otherwise contest any motion for relief from the automatic stay or any other stay sought by the Senior Agent or the Senior Lenders in any Insolvency or Liquidation Proceeding, in each case without the prior written consent of the Senior Agent and the Required Lenders or (c) seek adequate protection.

6.3 Adequate Protection. The Trustee, on behalf of itself and the Noteholders, agrees that none of them shall contest (or support any other Person contesting) (a) any request by the Senior Agent or the Senior Lenders for adequate protection or (b) any objection by the Senior Agent or the Senior Lenders to any motion, relief, action or proceeding based on the Senior Agent or the Senior Lenders claiming a lack of adequate protection. In the event the Trustee, on behalf of itself and the Noteholders, is granted adequate protection in the form of additional collateral, then the Trustee, on behalf of itself or any of the Noteholders, agrees that the Senior Agent shall also be granted a senior Lien on such additional collateral as security for the Senior Lender Claims and that any Lien on such additional collateral securing the Noteholder Claims shall be subordinated to the Liens on such collateral securing the Senior Lender Claims (and all Obligations relating thereto) and any other Liens granted to the Senior Lenders as adequate protection on the same basis as the other Liens securing the Noteholder Claims are so subordinated to such Senior Lender Claims under this Agreement.

6.4 No Waiver. Nothing contained herein shall prohibit or in any way limit the Senior Agent or any Senior Lender from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Trustee or any of the Noteholders, including, without limitation, the seeking by the Trustee or any Noteholder of adequate protection or the asserting by the Trustee or any Noteholder of any of its rights and remedies under the Noteholder Documents or otherwise.

6.5 Preference Issues. If any Senior Lender is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower any amount (a “Recovery”), then the Senior Lender Claims shall be reinstated to the extent of such Recovery. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.6 Reorganization Plan Distributions. If, in any Liquidation or Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of the Senior Credit Agreement and on account of the Senior Notes, then, to the extent the debt obligations distributed on account of the Senior Credit Agreement and on account of the Senior Notes are secured by Liens upon the same property, the provisions of this

Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7 Certain Costs and Expenses. Neither the Trustee nor the any Noteholder will assert or enforce, at any time prior to the Discharge of Senior Lender Claims, any claim under §506(c) of the Bankruptcy Code senior to or on a parity with the Liens granted to the Senior Agent and the Senior Lenders for costs or expenses of preserving or disposing of any Common Collateral.

Section 7. Reliance; Waivers; etc.

7.1 Reliance. The consent by the Senior Lenders to the execution and delivery of the Noteholder Documents and the grant to the Trustee on behalf of the Noteholders of a Lien on the Common Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Lenders to the Borrower shall be deemed to have been given and made in reliance upon this Agreement. The Trustee, on behalf of itself and the Noteholders, acknowledges that it and the Noteholders have, independently and without reliance on the Senior Agent or any Senior Lender, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Indenture, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the Indenture or this Agreement.

7.2 No Warranties or Liability. The Trustee, on behalf of itself and the Noteholders, acknowledges and agrees that each of the Senior Agent and the Senior Lenders have made no express or implied representation or warranty, including, without limitation, with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Lender Documents. The Senior Lenders will be entitled to manage and supervise their respective loans and extensions of credit to the Borrower in accordance with applicable law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Lenders may manage their loans and extensions of credit without regard to any rights or interests that the Trustee or any of the Noteholders have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. Neither the Senior Agent nor any Senior Lender shall have any duty to the Trustee or any of the Noteholders to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower (including, without limitation, the Noteholder Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3 No Waiver of Lien Priorities.

(a) No right of the Senior Lenders, the Senior Agent or any of them to enforce any provision of this Agreement shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act by any Senior Lender or the Senior Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Senior Lender

Documents or any of the Noteholder Documents, regardless of any knowledge thereof with which the Senior Agent or the Senior Lenders, or any of them, may have or be otherwise charged.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Borrower under the Senior Lender Documents), the Senior Lenders, the Senior Agent and any of them, may, at any time and from time to time, without the consent of, or notice to, the Trustee or any Noteholder, without incurring any liabilities to the Trustee or any Noteholder and without impairing or releasing the lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Trustee or any Noteholder is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or renew, exchange, amend, increase or alter, the terms of any of the Senior Lender Claims or any Lien in any Senior Lender Collateral or guaranty thereof or any liability of the Borrower, or any liability incurred directly or indirectly in respect thereof (including, without limitation, any increase in or extension of the Senior Lender Claims), without any restriction as to the amount, tenor or terms of any such increase or extension or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Senior Lenders, the Senior Lender Claims or any of the Senior Lender Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Senior Lender Collateral or any liability of the Borrower to the Senior Lenders or the Senior Agent, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any Senior Lender Claim or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, the Senior Lender Claims) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against the Borrower or any security or any Guarantor or any other Person, elect any remedy and otherwise deal freely with the Borrower and the Senior Lender Collateral and any security and any guarantor or any liability of the Borrower or any Guarantor to the Senior Lenders or any liability incurred directly or indirectly in respect thereof.

(c) The Trustee, on behalf of itself and the Noteholders, also agrees that the Senior Lenders and the Senior Agent shall have no liability to the Trustee or any Noteholder, and the Trustee, on behalf of itself and the Noteholders, hereby waives any claim against any Senior Lender or the Senior Agent, arising out of any and all actions which the Senior Lenders or the Senior Agent may take or permit or omit to take with respect to: (i) the Senior Lender Documents, (ii) the collection of the Senior Lender

Claims or (iii) the foreclosure upon, or sale, liquidation or other disposition of, the Senior Lender Collateral. The Trustee, on behalf of itself and the Noteholders, agrees that the Senior Lenders and the Senior Agent have no duty to them in respect of the maintenance or preservation of the Senior Lender Collateral, the Senior Lender Claims or otherwise.

(d) The Trustee, on behalf of itself and the Noteholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Agent and the Senior Lenders and the Trustee and the Noteholders, respectively, and of the Borrower hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Senior Lender Documents or any Noteholder Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Lender Claims or Noteholder Claims, or any amendment or waiver or other modification, including, without limitation, any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Senior Credit Agreement or any other Senior Lender Document or of the terms of the Indenture or any other Noteholder Document;

(c) any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Lender Claims or Noteholder Claims or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any Guarantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Borrower in respect of the Senior Lender Claims, or of the Trustee or any Noteholder in respect of this Agreement.

Section 8. Miscellaneous.

8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Senior Lender Documents or the Noteholder Documents, the provisions of this Agreement shall govern. In the event of any conflicting obligations on the part of the Borrower under the Senior Lender Documents and the Noteholder Documents with respect to the Common Collateral, its obligations under the Senior Lender Documents shall govern until such time as the Discharge of Senior Lender Claims has occurred.

8.2 Continuing Nature of this Agreement. This Agreement shall continue to be effective until the Discharge of Senior Lender Claims shall have occurred. This is a continuing agreement of lien subordination and the Senior Agent and the Senior Lenders may continue, at any time and without notice to the Trustee or any Noteholder, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower constituting Senior Lender Claims under the Senior Credit Agreement or under any Future First-Lien Credit Facility on the faith hereof. The Trustee, on behalf of itself and the Noteholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement (including, without limitation, as a result of any transfer of the rights and obligations hereunder to any future Senior Agent under any Future First-Lien Credit Facility). The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Trustee or the Senior Agent shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. The Borrower shall not have any right to amend, modify or waive any provision of this Agreement without the consent of the Trustee or the Senior Agent, as applicable, nor shall any consent or signed writing be required of any of them to effect any amendment, modification or waiver of any provision of this Agreement, except that no amendment, modification or waiver affecting any obligation or right of the Borrower hereunder shall be made without the consent of the Borrower.

8.4 Information Concerning Financial Condition of the Borrower and its Subsidiaries. The Senior Agent and the Senior Lenders, on the one hand, and the Trustee and the Noteholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and its Subsidiaries and all endorsers and/or guarantors of the Noteholder Claims or the Senior Lender Claims and (b) all other circumstances bearing upon the risk of nonpayment of the Noteholder Claims or the Senior Lender Claims. The Senior Agent and the Senior Lenders shall have no duty to advise the Trustee or any Noteholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Senior Agent or any of the Senior Lenders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Trustee or any Noteholder, it or they shall be under no obligation (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential.

8.5 Subrogation. The Trustee, on behalf of itself and the Noteholders, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Lender Claims has occurred.

8.6 Application of Payments. All payments received by the Senior Lenders may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Lender Claims as the Senior Lenders, in their sole discretion, deem appropriate. The Trustee, on behalf of itself and the Noteholders, assents to any extension or postponement of the time of payment of the Senior Lender Claims or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the Senior Lender Claims and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7 CONSENT TO JURISDICTION; WAIVERS. THE PARTIES HERETO CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK, AND CONSENT THAT ALL SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO SUCH PARTY AS PROVIDED IN SECTION 8.8 BELOW FOR SUCH PARTY. SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED THREE (3) DAYS AFTER THE SAME SHALL BE POSTED AS AFORESAID. THE PARTIES HERETO WAIVE ANY OBJECTION TO ANY ACTION INSTITUTED HEREUNDER BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO THE VENUE OF ANY ACTION INSTITUTED HEREUNDER. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

8.8 Notices. All notices to the Noteholders and the Senior Lenders permitted or required under this Agreement may be sent to the Trustee and the Senior Agent, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or four Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9 Further Assurances. The Trustee, on behalf of itself and the Noteholders, agrees that each of them shall take such further action and shall execute and deliver to the Senior Agent and the Senior Lenders such additional documents and instruments (in recordable form, if requested) as the Senior Agent or the Senior Lenders may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement. To the extent requested by the Senior Agent, in the Senior Agent’s sole and absolute discretion, the Borrower and the Trustee, on behalf of itself and the Noteholders, hereby agree to execute and deliver such further documentation as such Senior Agent may request (including, without limitation, the execution and delivery of a new intercreditor agreement in the form of this Agreement) and to take such further action as the Senior Agent may reasonably request, in each case, in order to evidence and confirm that (and give full effect to the fact that) any future Senior Agent under any Future First-Lien Credit Facility shall be entitled to all of the rights and benefits, and subject to each of the obligations, of a Senior Agent hereunder, including, without limitation, Section 8.2.

8.10 Governing Law. This Agreement has been delivered and accepted at and shall be deemed to have been made at New York, New York and shall be interpreted, and the rights and liabilities of the parties bound hereby determined, in accordance with the laws of the State of New York.

8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Agent, the Senior Lenders, the Trustee, the Noteholders, the Borrower, the Qualified Subsidiaries and their respective permitted successors and assigns (including, without limitation, any co-trustee, separate trustee or separate collateral agent appointed under the Indenture). The Trustee shall cause any co-trustee, separate trustee or separate collateral agent under the Indenture to execute and deliver to the Senior Agent an assumption agreement, substantially in the form of Exhibit B hereto; provided, however, that the failure by any such co-trustee, separate trustee or separate collateral agent to do so will not affect its obligations hereunder as provided above in this Section 8.11 and in Section 7.12 of the Indenture.

8.12 Specific Performance. The Senior Agent may demand specific performance of this Agreement. The Trustee, on behalf of itself and the Noteholders hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Senior Agent.

8.13 Section Titles; Time Periods. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement. In the computation of time periods, unless otherwise specified, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding” and the word “through” means “to and including”.

8.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document.

8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.16 Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of and be enforceable by the Senior Agent and the Senior Lenders (including specifically each future Senior Agent and all future Senior

Lenders under each Future First-Lien Credit Facility, each of whom shall be entitled to enforce this Agreement and such rights and benefits as a third party beneficiary hereof) and their respective successors and assigns and, to the extent applicable, the Borrower, the Trustee and the Noteholders and their respective permitted successors and assigns. Subject to the rights and benefits of each future Senior Agent and Senior Lender under any Future First-Lien Credit Facility, no other Person shall have or be entitled to assert rights or benefits hereunder.

8.17 Qualified Subsidiaries. The Borrower shall cause each Qualified Subsidiary to execute and deliver to the Senior Agent and the Trustee, a joinder agreement substantially in form of Exhibit C annexed hereto.

8.18 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Borrower or its Subsidiaries shall include any Borrower or Subsidiary as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any Subsidiary (as the case may be) in any Insolvency or Liquidation Proceeding.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Senior Agent:
DEUTSCHE BANK TRUST COMPANY AMERICAS, as Senior Agent

By:	/S/ MARK E. FUNK
Name: Mark E. Funk
Title: Director

Address:

222 South Riverside Plaza Chicago, Illinois 60606 Attention: Credit Department Telecopy Number: (312) 993-8096

Trustee:

HSBC BANK USA, as Trustee

By:	/S/ FRANK GODINO
Name: Frank Godino
Title: Vice President

Address:

HSBC Bank USA Issuer Services

452 Fifth Avenue New York, New York 10018-2706 Attention: Frank Godino Telecopy Number: (212) 525-1300

(signatures continue on next page)

[Dan River—Intercreditor Agreement]

BORROWER:

DAN RIVER INC., a Georgia corporation, as the Borrower

By:	/S/ BARRY F. SHEA
Name: Barry F. Shea
Title: Executive Vice President—Chief Financial Officer

Address:

2291 Memorial Drive P.O. Box 261 Danville, Virginia 24543 Attention: Chief Financial Officer Telecopy Number: (434) 799-7699

Schedule 1

PP&E COLLATERAL

PP&E Collateral shall mean (a) Mortgaged Property (as defined in the Noteholder Mortgages as in effect on the Closing Date), (b) Equipment (as defined in the Noteholder Security Agreement as in effect on the Closing Date) and (c) Proceeds thereof (as defined in the UCC).

Exhibit A

FORM OF DEPOSIT AGREEMENT

DEPOSIT AGREEMENT

This DEPOSIT AGREEMENT (this “Agreement”), dated as of April 15, 2003, is by and among DAN RIVER INC., a Georgia corporation (the “Company”), HSBC BANK USA, a New York banking corporation and trust company, as trustee under the Indenture (as defined below) (together with any successor appointed in accordance with the provisions of the Indenture, the “Trustee”), and FIRST AMERICAN TITLE INSURANCE COMPANY, as agent (together with any successor appointed in accordance with Section 14 hereof, the “Agent”).

W I T N E S S E T H :

WHEREAS, the Company is party to that certain indenture, dated as of April 15, 2003 attached hereto as Exhibit A (as such agreement may be amended, supplemented, renewed or otherwise modified from time to time in accordance with the terms thereof, the “Indenture”; capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture), by and among the Company, the Guarantors party thereto from time to time (the “Guarantors”), and HSBC Bank USA, as Trustee, pursuant to which the Company has issued its 12-3/4% Senior Notes due 2009 (together with any registered exchange notes issued in exchange therefor and any additional notes issued thereunder from time to time, the “Senior Notes”); and

WHEREAS,

simultaneously with the execution and delivery of this Agreement, the Company shall deposit or cause to be deposited with the Agent the documents, certificates and instruments set forth on Schedule 1 to this Agreement (the “Initial Collateral Documents”) to be held in trust by the Agent and distributed, filed and recorded in accordance with the provisions hereof; and

WHEREAS, from time to time during the term of this Agreement, subject to the provisions of the Intercreditor Agreement (as hereinafter defined) the Company and its Subsidiaries may deposit (or cause to be deposited) into trust with the Agent additional documents, certificates and instruments in accordance with the requirements of Section 11.2(a) of the Indenture;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Appointment of Agent. Each of the Company and the Trustee hereby appoints the Agent as Agent in accordance with the terms and conditions and for the purposes set forth herein, and the Agent hereby accepts such appointment from and after the date of this Agreement until the date of termination hereof in accordance with Section 4 hereof. The Agent shall act as agent hereunder for the benefit of the Trustee, who is in turn acting for the benefit of the holders from time to time of the Senior Notes (the “Noteholders”), in accordance with the provisions of this Agreement.

2. Establishment of Trust; Additional Collateral Documents.

(a) Simultaneously with the execution and delivery of this Agreement, the Company is depositing or causing to be deposited into trust with the Agent the Initial Collateral Documents, each of which has been executed and acknowledged by the parties thereto, and, as to such Initial Collateral Documents that are Mortgages, each of which the Company represents is in recordable form. The Agent hereby acknowledges receipt of the Initial Collateral Documents.

(b) The Agent shall accept additional documents, certificates or instruments deposited into trust by the Company from time to time in accordance with the provisions of Section 11.2(a) of the Indenture and accompanied by notice substantially in the form attached hereto as Exhibit B so long as written notice of such delivery is simultaneously given by the Company to the Trustee (any such document, certificate or instrument, an “Additional Collateral Document” and, together with the Initial Collateral Documents, the “Collateral Documents”). The Agent shall acknowledge to the Company and the Trustee in writing its receipt of such Additional Collateral Documents at the time of deposit thereof.

3. Release of Collateral Documents; Obligation of Company To Pay Fees and Expenses.

(a) The Agent is irrevocably directed to hold the Collateral Documents in trust for the benefit of the Trustee, who is in turn acting for the benefit of the Noteholders, and to release and file, register or record (or cause to be filed, registered or recorded) such Collateral Documents, at the sole expense of the Company, in the governmental office in the Specified Jurisdictions (as hereinafter defined), in each case as promptly as practicable following receipt by the Agent of the Filing Fees pursuant to paragraph (c) of this Section 3 and of notification from the Trustee substantially in the form attached hereto as Exhibit C (the “Lien Attachment Notice”) (but in no event later than five Business Days thereafter). If any Collateral Document is not accepted for filing, registration or recording in any jurisdiction, the Agent shall, as promptly as practicable, notify the Company and the Trustee in writing of such event and the reason (if known) therefor. “Specified Jurisdictions” means the following: (i) the jurisdiction specified for each Initial Collateral Document in Schedule 1 (other than those the Agent and the Trustee shall have been advised are no longer applicable in accordance with Section 11.2(a) of the Indenture), (ii) any jurisdictions of which the Agent and the Trustee shall have been notified by the Company in accordance with Section 11.2(a) of the Indenture and (iii) any jurisdictions specified in any Opinion of Counsel delivered pursuant to Section 11.2(b)(iii) of the Indenture.

(b) In connection with the filing, registration or recordation provided for in paragraph (a) of this Section 3, the Agent shall

(i) prior to filing, registration or recordation, (A) enter the Lien Attachment Date in Section 2 of each Mortgage as the “Effective Date” specified therein, and date each other Collateral Document required to be dated with the Lien Attachment Date, and (B) enter any amounts calculated pursuant to clause (ii) below and specifically referenced in any Mortgage; and

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(ii) prior to filing, registration or recordation, calculate the Filing Fees (as hereinafter defined) in accordance with the allocations applicable to the security documents relating to the Senior Credit Agreement; provided that upon the occurrence of the First Priority Date, the Filing Fees shall be calculated in accordance with the good faith determination of an Officer of the Company, with any determinations of fair market value made in accordance with the terms of the Indenture.

(c) Simultaneously with the delivery by the Trustee to the Agent of the Lien Attachment Notice, the Company shall deliver (or cause to be delivered) to the Agent by wire transfer an amount in immediately available funds equal to the requisite filing fees or taxes, recording fees or taxes, intangibles taxes, indebtedness taxes and other fees, taxes or other expenses necessary to be paid to permit the Agent to perform the duties required by paragraphs (a) and (b) of this Section 3 (together, the “Filing Fees”), including without limitation the fees, taxes and other expenses specified in any Opinion of Counsel delivered pursuant to Section 11.2(b)(iii) of the Indenture.

(d) As promptly as reasonably practicable following the filing or recordation of the Collateral Documents as provided in paragraph (a) above, the Agent shall deliver or cause to be delivered to the Trustee and to the Company a copy set of the fully executed and filed or recorded Collateral Documents, together with evidence of such filing or recordation.

(e) As promptly as reasonably practicable following receipt by it of the joint written instruction of the Company and the Trustee, the Agent shall deliver to the Company any Collateral Document held by the Agent that has not theretofore been recorded or filed, as applicable, and the Agent’s obligations with respect to any such Collateral Document shall then terminate. The Trustee shall join in any such instruction proposed by the Company if (i) a replacement or substitute Collateral Document covering the same Collateral has theretofore been deposited with the Agent for filing, registering or recording in the same jurisdiction or (ii) such Collateral Document would no longer be required to be filed, registered or recorded in a given jurisdiction to enable the Company or any Restricted Subsidiary to comply with its obligations under Article XI of the Indenture (as, for example, if the Collateral covered by such Collateral Document had been sold or disposed of in accordance with the Indenture or if the grantor of such Collateral had ceased to be “located” (within the meaning of Article 9 of the Uniform Commercial Code) in such jurisdiction).

(f) If this Agreement is terminated in accordance with Section 4(b) hereof, the Agent shall release all Collateral Documents held in trust by it on such date to the Company.

(g) Notwithstanding anything to the contrary contained in this Agreement, the Agent shall have no liability in the event any Collateral Document is not accepted for recordation or filing, as the case may be, by reason of (i) the Company’s failure to perform its obligations under Section 3(c) hereof, or (ii) the recording officer’s determination that such Collateral Document is not in recordable form or other rejections of such Collateral Document for recordation or filing, as the case may be; provided that nothing in this Agreement shall limit or qualify any title insurance policy delivered by the Agent.

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4. Termination. This Agreement shall terminate upon the earlier to occur of (a) release of all Collateral Documents and other items described in Section 3(a) hereof pursuant to the terms hereof and satisfaction of all the other requirements set forth in Section 3 hereof, and (b) 12:01 a.m. on the Business Day after the sixth anniversary of the date of this Agreement (except as to the obligations of the Agent in Section 3(f) hereof).

5. Exculpation and Indemnification of the Agent.

(a) The Agent shall have no duties or responsibilities other than those expressly set forth herein. The Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or (except as expressly provided herein) to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. The Agent shall be under no liability to the parties hereto or to anyone else by reason of any failure on the part of any party hereto (other than the Agent) or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Except as otherwise specifically provided for herein, the Agent shall not be obligated to recognize any agreement between any or all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

(b) The Agent shall not be liable to the parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, unless arising as a result of the gross negligence, willful misconduct or bad faith of the Agent. The Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Agent to be genuine and to be signed or presented by the proper person or persons, and the Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Agent signed by all parties hereto (other than the Agent) and, if the duties or rights of the Agent are affected, unless it shall give its prior written consent thereto.

(c) The Agent shall be indemnified and held harmless by the Company from and against any and all expense (including, without limitation, all disbursements and the reasonable fees and disbursements of its counsel and any liability for taxes and for any penalties in respect of taxes) or loss suffered by the Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Agent hereunder or the property held by it hereunder, unless it shall then have been judicially determined that such claim or demand arises out of the gross negligence, willful misconduct or bad faith of the Agent. Promptly after the receipt by the Agent of notice of any demand or claim or the commencement of any action, suit or proceeding relating to the performance of this Agreement, the Agent shall notify the Company thereof in writing; but the failure by the Agent to give such notice shall not relieve the Company from any liability which it may have to the Agent hereunder. For the purposes hereof, the term “expense or loss” shall include all amounts paid or payable to satisfy any

4

claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Agent and the Company, and all costs and expenses, including, but not limited to, counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

6. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Indenture to the following addresses (or such additional or different addresses as may be designated by the Company or the Trustee in accordance with Section 14.2 of the Indenture):

(a) If to the Company:

Dan River Inc.

2291 Memorial Drive

Danville, Virginia 24541

Attention: Chief Financial Officer

Tel: (434) 799-7000

Fax: (434) 799-7699

With a copy to:

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036

Attention: Mary A. Bernard, Esq.

Tel: (212) 556-2175

Fax: (212) 556-2222

(b) If to the Trustee:

HSBC Bank USA

452 Fifth Avenue

New York, New York 10018

Attention: Issuer Services

Tel: (212) 525-1316

Fax: (212) 525-1300

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With a copy to:

Winston & Strawn

200 Park Avenue

New York, NY 10166

Attention: Jeffrey Elkin, Esq.

Tel: (212) 294-6711

Fax: (212) 294-4700

(c) If to the Agent:

First American Title Insurance Company

633 Third Avenue

New York, New York 10017-6706

Attention: Christopher Burdick, Vice President

and National Counsel

Tel: (800) 437-1234 x1627

Fax: (212) 331-1514

7. Counterparts. This Agreement may be authenticated in any number of separate counterparts, each of which shall collectively and separately constitute one and the same agreement. This Agreement may be authenticated by manual signature, facsimile or, if approved in writing by the Trustee, electronic means, all of which shall be equally valid.

8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9. Governing Law. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, PROVIDED THAT THE PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, CITY OF NEW YORK. EACH PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURIS-

6

DICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 6 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

10. Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT DISPUTES ARISING HEREUNDER OR RELATING HERETO BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE TRUSTEE, THE HOLDERS, AND THE GRANTORS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

11. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

12. Miscellaneous. This Agreement (a) is not intended to confer upon any other person any rights or remedies hereunder, and (b) except as specifically set forth herein, is not intended to limit in any manner whatsoever the rights, remedies or options otherwise available to the parties hereto.

13. Fees of the Agent. Promptly following execution and delivery of this Agreement, the Company shall wire transfer to the Agent the initial sum of $5,000 in consideration of and payment for the Agent’s obligations and duties hereunder. The Company shall wire transfer to the agent the sum of $1,500 on or prior to each anniversary of the date of this Agreement in further consideration of and payment for the Agent’s obligations and duties hereunder. It is understood and agreed that such payment is entirely separate and apart from the Company’s obligations under Section 3(c) hereof.

14. Replacement of Agent. A resignation or removal of the Agent and appointment of a successor Agent shall become effective only upon the successor Agent’s acceptance of appointment as provided in this Section 14.

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The Agent may resign in writing at any time and be discharged by so notifying the Company. The Company may remove the Agent if:

(a) the Agent is adjudged a bankruptcy or an insolvent or an order for relief is entered with respect to the Agent under any Bankruptcy Law;

(b) a custodian, receiver or public officer takes charge of the Agent or its property for the purpose of rehabilitation, conversion or liquidation; or

(c) the Agent becomes incapable of acting.

If the Agent resigns or is removed or if an vacancy exists in the office of Agent for any reason, the Company shall promptly appoint a successor, which shall be a title company reasonably acceptable to the Trustee.

If a successor Agent does not take office within 30 days after the retiring Agent resigns or is removed, the retiring Agent, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Agent.

A successor Agent shall deliver a written acceptance of its appointment to the retiring Agent and to the Company. Thereupon, the resignation or removal of the retiring Agent shall become effective, and the successor Agent shall have all the rights, powers and duties of the Agent under this Agreement. The Company shall mail a notice of its succession to the Trustee. The retiring Agent shall promptly transfer all Collateral Documents held by it as Agent to the successor Agent; provided all sums owing to the Agent hereunder have been paid and provided for in Section 13 hereof. Notwithstanding replacement of the Agent pursuant to this Section 14, the Company’s obligations under Section 5 hereof shall continue for the benefit of the retiring Agent.

15. Successor Agent by Merger, Etc. If the Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation that meets the requirements set forth in Section 14 hereof, the successor corporation without any further act shall be the successor Agent.

16. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the exercise of any right or remedy by the Trustee hereunder shall be subject to the provisions of the Intercreditor Agreement, dated as of April 15, 2003 (the “Intercreditor Agreement”), by and among Deutsche Bank Trust Company Americas, as the initial Senior Agent thereunder, the Trustee and Dan River Inc. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

[Signature pages follow.]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.

DAN RIVER INC.

By:
Name:
Title:

HSBC BANK USA, as Trustee

By:
Name:
Title:

FIRST AMERICAN TITLE INSURANCE COMPANY, as Agent

By:
Name:
Title:

S-1

SCHEDULE 1

INITIAL COLLATERAL DOCUMENTS

Document		Jurisdiction

Deed to Secure Debt for	Fort Valley: Fort Valley Plant, Highway 341, 31030	Peach County, Georgia

Fixture Filing for	Fort Valley: Fort Valley Plant, Highway 341, 31030	Peach County, Georgia

Deed to Secure Debt for	Julietta: Camellia Plant and Camellia Distribution Center, 105 Camellia Plant Rd., 31046	Monroe County, Georgia

Fixture Filing for	Julietta: Camellia Plant and Camellia Distribution Center, 105 Camellia Plant Rd., 31046	Monroe County, Georgia

Deed to Secure Debt for	Porterdale: Porterdale Plant, 1 Osmundy St., 30070	Newton County, Georgia

Fixture Filing for	Porterdale: Porterdale Plant, 1 Osmundy St., 30070	Newton County, Georgia

Deed of Trust for	Danville: Big Sale Warehouse, 1750 S. Main St., 24541	Caswell County, North Carolina

Fixture Filing for	Danville: Big Sale Warehouse, 1750 S. Main St., 24541	Caswell County, North Carolina

Deed of Trust for	Harris: Harris Plant, 1843 Jack McKinney Rd., 28139	Rutherford County, North Carolina

Fixture Filing for	Harris: Harris Plant, 1843 Jack McKinney Rd., 28139	Rutherford County, North Carolina

Deed of Trust for	Morven: Glenn Plant Highway 52 South, 28119	Anson County, North Carolina

Fixture Filing for	Morven: Glenn Plant Highway 52 South, 28119	Anson County, North Carolina

Deed of Trust for	Greenville: White Horse Plant, 2721 White Horse Rd., 29611	Greenville County, South Carolina

Fixture Filing for	Greenville: White Horse Plant, 2721 White Horse Rd., 29611	Greenville County, South Carolina

Sch. 1-1

Document		Jurisdiction

Leasehold Deed of Trust for	Sevierville: Sevierville Plant, 730 Middle Creek Rd., 37862 *This is a leased facility.	Sevier County, Tennessee

Fixture Filing for	Sevierville: Sevierville Plant, 730 Middle Creek Rd., 37862 *This is a leased facility	Sevier County, Tennessee

Deed of Trust for	Brookneal: Brookneal Plant #1, 813 Lynchberg Ave., 24528 and Brookneal Plant #2, 103 Booker Rd., 24528	Campbell County, Virginia

Fixture Filing for	Brookneal: Brookneal Plant #1, 813 Lynchberg Ave., 24528 and Brookneal Plant #2, 103 Booker Rd., 24528	Campbell County, Virginia

Deed of Trust for	Danville: Big Sale Warehouse, 1750 S. Main St., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Big Sale Warehouse, 1750 S. Main St., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Executive Office, 2291 Memorial Dr., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Executive Office, 2291 Memorial Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Garage, 2505 Riverside Dr., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Garage, 2505 Riverside Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Graphics Building, Riverpointe, 203 Stinson Dr., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Graphics Building, Riverpointe, 203 Stinson Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Hylton Hall, 700 Lanier Ave., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Hylton Hall, 700 Lanier Ave., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Offray Plant (and warehouse), 255 Stinson Dr., 24541	City of Danville, Virginia

Sch. 1-2

Document		Jurisdiction

Fixture Filing for	Danville: Offray Plant (and warehouse), 255 Stinson Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Piedmont Plant, 922 Memorial Dr., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Piedmont Plant, 922 Memorial Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Research Building, 109 Main St., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Research Building, 109 Main St., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Riverpointe Accessory Plant, 201 Stinson Dr., 24541 and Riverpointe Distribution Center, 202 Stinson Dr., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Riverpointe Accessory Plant, 201 Stinson Dr., 24541 and Riverpointe Distribution Center, 202 Stinson Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Riverside Complex, Danville, 424 Memorial Dr., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Riverside Complex, Danville, 424 Memorial Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Riverview Inn, 1 Country Club Dr., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Riverview Inn, 1 Country Club Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Schoolfield Recreation Center, 817 West Main St., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Schoolfield Recreation Center, 817 West Main St., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Schoolfield Complex, 1001 West Main St., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Schoolfield Complex, 1001 West Main St., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Main Office Building, 115 Dan River Rd., 24541	City of Danville, Virginia

Sch. 1-3

Document		Jurisdiction

Fixture Filing for	Danville: Main Office Building, 115 Dan River Rd., 24541	City of Danville, Virginia

UCC-1 Financing Statement by Dan River Inc., as debtor, in favor of HSBC Bank USA, as secured party		Fulton County, Georgia

Sch. 1-4

EXHIBIT A

INDENTURE

See Exhibit 4.1

EXHIBIT B

FORM OF NOTICE OF DELIVERY OF

ADDITIONAL COLLATERAL DOCUMENTS

First American Title Insurance Company

633 Third Avenue

New York, New York 1 00 1 7-6706

Attention: Christopher Burdick, Vice President and

National Counsel

Ladies and Gentlemen:

The undersigned, Dan River Inc., a Georgia corporation (the “Company”), refers to the Deposit Agreement (as in effect from time to time, the “Deposit Agreement”), dated as of April 15, 2003, among the Company, FIRST AMERICAN TITLE INSURANCE COMPANY, as agent (the “Agent”), and HSBC Bank USA, a New York banking corporation and trust company (the “Trustee”). Capitalized terms used but not defined in this Notice have the meanings assigned to them in the Indenture dated as of April 15, 2003 (as such agreement may be amended, supplemented, renewed or otherwise modified from time to time in accordance with the terms thereof, the “Indenture”), by and among the Company, the Guarantors party thereto from time to time, and the Trustee.

The Company hereby gives you notice pursuant to Section 2(b) of the Deposit Agreement that it is depositing with the Agent Security Documents as required by Section 11.2(a) of the Indenture. Such Security Documents constitute “Additional Collateral Documents” under the Deposit Agreement and are attached hereto and consist of the following:

[                                         ]

The jurisdictions in which such Security Documents are to be filed in accordance with the Indenture are the following:

[                        ]

Dated: [ ]	Dan River Inc.

By:
Name:
Title:

EXHIBIT C

FORM OF LIEN ATTACHMENT NOTICE

First American Title Insurance Company

633 Third Avenue

New York, New York 10017-6706

Attention: Christopher Burdick, Vice President and

National Counsel

Ladies and Gentlemen:

The undersigned, HSBC Bank USA, a New York corporation and trust company (the “Trustee”), refers to the Deposit Agreement (as in effect from time to time, the “Deposit Agreement”), dated as of April 15, 2003, among DAN RIVER INC., a Georgia corporation (the “Company”), FIRST AMERICAN TITLE INSURANCE COMPANY, as agent (the “Agent”), and the Trustee. Capitalized terms used but not defined in this Lien Attachment Notice have the meanings assigned to them in the Indenture dated as of April 15, 2003 (as such agreement may be amended, supplemented, renewed or otherwise modified from time to time in accordance with the terms thereof, the “Indenture”), by and among the Company, the Guarantors party thereto from time to time, and the Trustee.

The Trustee hereby gives you notice pursuant to Section 3(a) of the Deposit Agreement that a Lien Attachment Date under the Indenture occurred on [DATE] [and such Lien Attachment Date was also a First Priority Date].

Dated: [ ]	HSBC Bank USA, as Trustee

By:
Name:
Title: